Exhibit 99.(14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 28, 2018, relating to the financial statements and financial highlights of Lazard US Realty Income Portfolio and Lazard US Realty Equity Portfolio, each a series of The Lazard Funds, Inc. (“LFI”), appearing in the Annual Report on Form N-CSR of LFI for the year ended December 31, 2017. We also consent to the references to us under the headings “Financial Statements and Experts” and “Conditions Precedent” in the Combined Prospectus / Proxy Statement and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

March 8, 2018